Exhibit 10.2


                                 APPENDIX III

               TEXT OF CHILESAT S.A's LEGAL PREVENTIVE AGREEMENT

1.  ON THE COMPANY CHILESAT

     1.1 Legal Incorporation. Through public document of July 31, 1980, granted at the Notary of Santiago of Mr. Andres Rubio Flores, the Debtor was incorporated as a limited liability commercial company under the corporate name of "Telecommunicaciones Internacionales Limitada". The abstract was recorded in the Santiago Trade Registry on page 13,456 No. 6,640 of 1980. From the date of the incorporation of the Debtor and up to June 21, 1990, several reforms were introduced, all of which have been compiled in the adapted text of the corporate by-laws of Chilesat, evidenced in public document of said same day and month, granted at the Notary of Santiago of Mr. Alvaro Bianchi Rosas, the abstract of which was recorded on page 18,551 No. 9,285 of the Trade Registry of 1990. Subsequently, new reforms were made to the corporate by-laws of Chilesat, related to the following matters:

     (a) Increase in capital stock to the amount of Ch$ 3,010,082,635.- divided into 2,196,245.- one series shares, without par value, with modification of the fifth article of the by-laws. This statutory modification was agreed at Special Shareholders' Meeting held on July 28 1992, the minutes of which were drawn into a public document on the 31st of this month at the Notary of Santiago of Mr. Rene Benavente Cash, and whose abstract was recorded on page 26,001 No. 14,406 of the Trade Registry of the same year.

     (b) At the Special Shareholders' Meeting held on July 26, 1994, drawn into a public document on that same day at the Notary of Santiago of Mr. Alvaro Bianchi Rosas, whose abstract was recorded on page 16,319 No. 13,407 of the Trade Registry of that same year, certain statutory modifications were agreed. The relevant ones were those referred to the following matters: increase in the number of members of the Board of Directors from three to five, being set forth that the quorum for establishing the Board would require the presence of three to five members of the Board, for which purpose articles tenth and eleventh were modified, and the corporate object was defined under the terms expressed in article fourth of the corporate agreement.

     (c) Increase in capital stock to the amount of Ch$ 28,846,708,327.- divided into 16.469.794.- one series shares, without par value, with the modification of article fifth of the corporate by-laws. This statutory modification was agreed at the Special Shareholders' Meeting held on March 30, 1995, the minutes of which were drawn into a public document on April 5 of that same year at the Notary of Santiago of Mr. Alvaro Bianchi Rosas, and whose abstract was recorded on page 8,252 No. 6,612 of the Trade Registry of the same year.

     (d) Increase in capital stock to the amount of Ch$ 43,672,392,655.- divided into 16,469,794.- one series shares, without par value, with the modification of fifth article of the corporate by-laws. This statutory modification was agreed at the Special Shareholders' Meeting held on September 13, 1996, the minutes of which were drawn into a public document on the 24th of this month at the Notary of Santiago of Mr. Alvaro Bianchi Rosas, and whose abstract was recorded on page 28,689 No. 22,220 of the Trade Registry of the same year.


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     (e) The last statutory modification is evidenced in public document dated
April 28, 2000, granted at the Notary of Santiago of Mr. Patricio Raby, the abstract of which was recorded on page 11922, No. 9616 of the Trade Registry of the Property Registry of Santiago in the year 2000, and published in the Official Gazette of May 16, 2000.

Through this modification, the number of directors of the Company was increased from 5 to 9 and the quorum to establish the meeting, from 3 to 5.

     1.2 Administration. The company's administration falls on a Board of Directors currently made up of 9 members, chaired by Mr. Jorge Awad Mehech, and made up of directors Mr. Fernando Aguero Garces, Mr. Luis Vidal Hamilton-Toovey, Mr. Patricio Claro Grez, Mr. Guillermo Morales Errazuriz, Mr. Pedro Lizana Greeve, Mr. Juan Eduardo Ibanez Walker, Mr. Jose Miguel Valdes Lira and
Mr. Heriberto Urziua Sanchez.

2.   ON THE CREDITORS

     2.1 Definition of the Creditors. For the purposes of this agreement, the creditors are the natural juridical, Chilean or foreign persons who have direct or indirect credits of any kind or amount applied. For the purposes of clarifying this agreement, the creditors are divided as follows:

     (a) Financial Creditors: Those whose credits are originated in one or more financial operations, whether commercial or investment banks, or national or foreign financial institutions, investment companies or their assignees, or in personal guarantees granted by Chilesat, and that are specified in the list attached to number 7 of the First Petition of the brief recorded on page 1 of these proceedings (hereinafter, all of them "Financial Creditors"). The financial credits of these Financial Creditors, as defined below, are hereinafter denominated "Financial Credits of Chilesat".

     (b) Suppliers: Those whose credits consist of the balance of the price of purchase-sale agreements of assets, leasing with or without purchase option, remunerations for rendering services, and, in general, any other creditor that does not have the nature of a financial creditor.

     2.2  Creditors affected and committed by this agreement:

          2.2.1 Any common creditors without any exclusion, whether they attend or not the Creditors' Meeting where this legal preventive agreement is settled, whether they vote in favor or against the approval thereof, whether they are included or not in the credit list attached to a petition of the brief recorded on page 1 of these proceedings, with the right to vote, specifying the name of the creditor, the amount of its credit, the nature of the obligation and the total amount of the credits. Said list shall be timely updated and the creditors that have been paid as a consequence of the normal development of the commercial operations, including those that have acquired credits during said period, shall be excluded.

          2.2.2 Preferential, mortgage, pledge, antichretic creditors, and those who are entitled to the legal right of retention and which vote it, whichever the amount, in accordance with the provisions in article 191 of the Bankruptcy Law.

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          2.2.3 PREFERENTIAL CREDITORS: In accordance with the provisions of article 191 in relation to article 180, both of Law No. 18,175 on Bankruptcy, once this Agreement is approved it does not commit the preferential, mortgage, pledge creditors or those who have the legal right of retention, provided that they have not participated in the Agreement by exerting their vote and if they have done it, only for the amount to which they have not waived their privileges or guarantees. Therefore, the debtor shall continue meeting all the obligations towards them in the form, terms and conditions duly set forth with respect to each credit and, in the event of non-fulfillment, said creditors may exert the guarantees that ensure their relevant credits according to the law, until they obtain their total or partial payment, so that in the balance not covered by the guarantee they shall be - in their nature as common creditors - fully governed by the Agreement.

3.   OBJECT OF THE AGREEMENT

The Agreement proposed to Chilesat's creditors has the main purpose of maintaining the company's line of business and thus overcoming its current state of insolvency, which prevents it from developing its activities, normally. Thus, the agreement aims at extending the maturity of the credits of the Financial Creditors of Chilesat for a term of 120 running days counted from the date on which these agreement proposals are favorably voted at the Creditors' meeting summoned to decide on them.

     3.1  CREDIT EXTENSION FOR 120 RUNNING DAYS:

Chilesat's creditors are proposed to agree on an extension of the maturity of the credits of the Financial Creditors of Chilesat for the term of 120 running days counted from the date on which these proposals of the agreement are favorably voted. During said 120-day term, the credits shall continue fully valid and shall be subjected to the relevant conditions of non-moratory agreed interest and/or adjustments. It is expressly evidenced that this extension under no circumstance implies the novation of said credits.

Suppliers' credits and leasing agreements shall continue being paid under the currently valid terms and, additionally, letter B shall not be applied thereto ("Extension and Form of Payment of Non Capitalized Credits).

Within the aforementioned 120 running days, the Financial Creditors who freely and voluntarily thus decide it, shall be entitled to substitute their credits under the terms indicated below:

     A.  NOVATION OF CREDITS AGAINST CHILESAT.
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The Financial Creditors of Chilesat who freely and voluntarily thus decide it, may carry out a novation due to the change of debtor of their direct financial credits against Chilesat, so that the new debtor of said credits will be its home office Telex, and thus Chilesat is freed from the obligations related to the substituted credits. Abstaining from carrying out the proposed novation implies a rejection to this specific novation, and the obligations that had been extended in accordance with clause 3.1 above shall be immediately due and demandable.

The financial credits against Chilesat that are substituted, shall maintain their own conditions and terms, as well as their guarantees, all of which shall not be affected by the novation due to

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change of debtor. Once this novation is performed, the new obligation against
Telex shall be fully governed by the legal preventive agreement of the latter. The proposals of the legal preventive agreement submitted by Telex permit the creditors of said company, including the Financial Creditors of Chilesat who freely and voluntarily thus decide it, to carry out a novation of their credits due to change of debtor, in order to capitalize their credits in Telex. The proposals of Telex's agreement have been submitted on this same date with this court and they are at the disposal of the public for the knowledge of the interested parties. In turn, they shall be voted at the Creditors Meeting to be held before the creditors meeting of Chilesat. Therefore, the creditors of the latter shall be fully informed about the terms and conditions of said legal preventive agreement.

If after the credit novation the legal preventive agreement of Telex is resolved by any cause whatsoever, the novation of the credits shall not be affected. Thus, the Financial Creditors of Chilesat who have substituted their credits and have thus become creditors of Telex, will remain in said position and may not request the payment of same from Chilesat.

The novation due to change of debtor may be carried out only after the legal preventive agreements of Telex and Chilesat have been legally approved by executed resolution, and within the 120 running days mentioned above.

The novation due to change of debtor shall not be gratuitous, therefore, as a consequence thereof, Telex shall be a creditor of Chilesat for an amount equal to the amount in capital and interest of the novated credit.

This credit of Telex against Chilesat, originated in the novation due to change of debtor, shall be compensated in an equal amount to the credits that Chilesat has against Telex, and the unpaid balance for said compensation shall be capitalized in Chilesat within the term of 270 running days counted from the novation due to change of debtor. For these purposes, the shareholders of Chilesat at a Special Shareholders' Meeting shall agree on a capital increase for an amount that will make said capitalization possible.

If within the 120-day term mentioned above, no novation of credits has been carried out due to change of debtor, representing at least 85% of all the debts and direct financial obligations of Chilesat S.A with all its Financial Creditors, as this term is defined in letter (a) number 2.1 of this agreement, at the only exception of its indirect creditors, for which purpose consideration shall be given to the direct credits recognized for said Financial Creditors in the "Creditors' List" submitted by the Trustee of Chilesat Mr. Jose Manual Edwards E. on November 19, 2001 in these proceedings on the "Legal Preventive Agreement" of Chilesat S.A. handled in this same court and which is considered fully reproduced in this part - hereinafter the "Financial Credits of Chilesat" - and unless before the maturity date the agreement has been modified in the way expressed in the following ninth clause, these proposals for the modification of the agreement shall be totally without effect, and the obligations that had been extended in accordance with clause 3.1 above, shall be immediately due and demandable.

If this agreement becomes ineffective and the bankruptcy of Chilesat is declared as indicated above, under no circumstance will the novations due to change of debtor carried out by the creditors of Chilesat be affected, but shall remain firm. Consequently, the creditors of Chilesat

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who have substituted their credits within the term of 120 running days mentioned above, shall remain as creditors of Telex and shall be ruled at very moment by the terms of the legal preventive agreement of said company. Said creditors may not require from Chilesat the payment of the renewed credits.

     B.  EXTENSION AND FORM OF PAYMENT OF NON-RENEWED CREDITS.
         ----------------------------------------------------

If within the 120-day term mentioned above, the Financial Credits of Chilesat representing at least 85% of the total thereof have been renewed in the aforementioned manner, the Financial Credits of Chilesat shall not be renewed, they shall be extended for a term of 15 days and paid in a single installment at the end of said period. This novation shall be materialized within the term of 120 running days and shall be evidenced with instruments that specify the novation due to change of debtor, which shall be also attached by a certificate issued by the firm Ernst & Young, external auditors of the debtor, or by another firm of external auditors of recognized international prestige.

During said term, the amount of those Financial Credits of Chilesat, both in capital and interest, shall not be subject to any adjustment, and shall accrue no interest, commissions or surcharge of any type. During said term, the Financial Credits of Chilesat thus extended shall not be demandable against the debtor or against its bailors, sponsors, joint debtors - whether simple or solidary - or against any guarantor, and no other real or personal guarantees that might be backing those credits may be executed, and under no circumstance shall they be the object of acceleration. These extended credits shall be paid in a single installment at the end of the aforementioned term, in Chilean pesos.

4.  EXPENSES

The expenses incurred as a consequence of the approval, execution and fulfillment of this agreement shall be of the exclusive charge of Chilesat.

5.  INTERVENTION OF THE TRUSTEE

The Trustee mentioned in articles 176 and 199 of the Bankruptcy Law shall not participate in this Agreement, and, consequently, the Debtor shall not be subject to said intervention.

6.  DELIBERATION

In accordance with what has been said in the previous paragraphs, the debtor and the creditors of Chilesat should express their opinion on these proposals that modify the legal preventive agreement submitted by the debtor. If the creditors of Chilesat and the debtor do not accept this modification and the proposals of the agreement submitted by the latter are not approved, the judge shall declare the bankruptcy of the debtor.

7.  VALIDITY

The Agreement shall be valid from the moment the legal resolution that approves it is executed.

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In the event that the Agreement is not legally approved by a firm and executed resolution, due to any reason, within the term of 30 running days counted from the date of the Creditors' Meeting in which it is agreed, the agreements adopted shall not be effective and the agreement shall be resolved. In this case, the debtor's bankruptcy, whether by an official document of the court or at the petition of the own debtor or any creditor, shall be immediately declared.

Likewise, if within the same term of 30 running days mentioned in the previous paragraph, the aforementioned Legal Preventive Agreement of Telex presented in this same court by firm and executed resolution has not been legally approved, the agreements adopted shall not be valid and the agreement shall be resolved. In this case, the bankruptcy of the debtor, whether by an official document of the court or at the petition of the own debtor or any creditor, shall be immediately declared.

8.  LEGAL DOMICILE

For the purposes of this agreement, the parties establish their domicile in the city of Santiago.

9.  MODIFICATION OF THIS AGREEMENT

At the proposal of the debtor or any creditor, this Agreement may be modified, totally or partially, during its effective term. The modification shall be considered accepted when it has the consent of the debtor and meets the favorable votes of two thirds of the creditors governed by the Agreement, that represent three fourths of the total liabilities, excluding only those creditors specified in article 180 of Law No. 18,175. For these purposes, after the proposal for modification is submitted to the Court that approved the Agreement, this Court shall set forth: a) that the trustee designated, inform the Court on the proposals of modification within the term of fifteen days; b) that the creditors hold a meeting that may not take place before thirty days have elapsed, to decide on the proposals of the modification; and
c) that the resolution that falls on the submission to the Trustee be notified to the creditors through notice published in the Official Gazette. The same creditors who had the right to vote at the meeting that settled the Agreement that is to be modified, shall have the right to vote, without detriment that in the case the credit has been assigned, the right to vote shall fall on the relevant assignee. As regards everything else, the same rules that regulate the agreement and the approval of the Legal Preventive Agreement shall govern, as set forth in Law No. 18,175.

10.  ARBITRATION

Any doubt or difficulty related to the interpretation, fulfillment, execution, validity or opposability of this Agreement, including the decision on the validity of the arbitration clause or on the own arbitral competence, which arises among two or more creditors or between any of them and the Debtor, shall be solved each time by an arbitrator or referee, who shall act and decide without form of judgment, consciously, and the parties hereby waive all the resorts that might proceed against its resolutions.

For the exercise of the position, the parties first designate Mr. Raul Varela Morgan, and if he rejects the position, due to negative or impossibility or even due to a supervening cause arising during the exercise of the position, they designate Mr. Enrique Barros Bourie in the second place and if he rejects the position, due to negative or impossibility or even due to a supervening cause arising

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during the exercise of the position, they designate Mr. Sergio Urrejola
Monckeberg in the third place.

If the aforementioned arbitrators are not available, the parties in conflict shall designate the alternate arbitrator by mutual agreement. In the event no agreement is reached, he will be appointed by the Judge who is sitting at the Civil Courts of Santiago. In this case the appointment shall fall on a lawyer who, at the date he accepts the position, is performing or has performed as professor of the Civil Law or Commercial Law departments of the Law Faculties of the Universidad de Chile or Universidad Catolica, with seat in Santiago.

Notwithstanding the above, any of the creditors may, at its option, resort to the ordinary courts of justice for them to resolve on the same matters which, as expressed above, may be subjected to arbitration.